EXHIBIT 11

                     BOISE CASCADE OFFICE PRODUCTS CORPORATION
                         COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except share information)


                             For the Three Months        For the Six Months
                                Ended June 30              Ended June 30
                              1997          1996          1997        1996

EARNINGS PER SHARE
Shares of Common Stock:
  Weighted average
    shares outstanding     62,922,046   62,359,936     62,883,222  62,332,841

Net income                 $   11,712   $   13,594     $   26,621   $  29,157

Earnings per share         $      .19   $      .22     $      .42   $     .47


FULLY DILUTED EARNINGS PER SHARE
Shares of Common Stock:
  Weighted average
    shares outstanding     62,922,046   62,359,936     62,883,222  62,332,841
  Dilutive effect
    of options                110,268      362,128        134,725     315,575
  Dilutive effect of
    contingent shares         453,688      493,498        455,891     493,498
                           __________   __________     __________  __________
Fully Diluted Weighted
  Average Shares
  Outstanding              63,486,002   63,215,562     63,473,838  63,141,914

Net income                 $   11,712   $   13,594     $   26,621   $  29,157

Fully diluted earnings
  per share (1)            $      .18   $      .22     $      .42   $     .46





(1) Fully diluted earnings per share for the periods presented are not disclosed in the financial statements because the amounts are not considered dilutive under the provisions of Accounting Principles Board Opinion No. 15, "Earnings Per Share."